UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 7, 2008
Broadcom Corporation
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5300 California Avenue, Irvine,
California		92617

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) As previously reported, on May 2, 2007 the Board of Directors of Broadcom Corporation appointed a Special Litigation Committee composed of disinterested independent directors to evaluate the claims made in certain shareholder derivative actions, to assess whether the continuation of those actions or pursuit of those claims by or on behalf of Broadcom is in the company’s best interests, and, to the extent the Special Litigation Committee decides that pursuing any of those claims is in Broadcom’s best interests, to make any and all decisions on behalf of the company regarding the litigation, settlement, or other disposition of such claims.
On February 7, 2008 the Board of Directors approved a compensation arrangement for the members of its Special Litigation Committee. Each Committee member will receive $15,000 in cash compensation per quarter, and the Chair of the Committee will receive an additional $5,000 in cash compensation per quarter. The compensation arrangement was approved in recognition of the substantial amount of time each individual is dedicating to activities of the Committee.
Special one time payments at the above rates will be made as soon as practicable to compensate Committee members for their past services, measured from July 1, 2007. The following table sets forth the amount of the special payment to be received by each of the affected directors. Future payments will be made quarterly in arrears, and prorated as appropriate based upon service for partial quarters.

Special Litigation Committee Member	Amount of Payment
Nancy H. Handel, Chair	$40,000
John E. Major	$30,000
Robert E. Switz	$30,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation
February 13, 2008	By:	/s/ Eric K. Brandt
		Name:	Eric K. Brandt
		Title:	Senior Vice President & Chief Financial Officer